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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).


________________________________________________________________________________
1.   Name and Address of Reporting Person

     Bolduc                          Laval
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)
     c/o Planet 411
     440 Rene Levesque Ouest
     Suite 401
--------------------------------------------------------------------------------
                                    (Street)

     Montreal, Quebec               Canada              H2Z 1V7
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


     Planet411.com Inc.   PF00
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person, (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year


     March 2000
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

     April 2000
________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)
                     Vice President, Chief Financial Officer
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)

                                                                         (Over)
                                                                  SEC 1474(8-92)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================


                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date      Expira-           Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-     tion              of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)      (D) cisable   Date      Title   Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
2000 Option Plan -  $2.00    3/2/00             150,000  A   3/1/01(2) 3/1/05    Common  150,000 N/a                D
Options to Purchase                                                              Stock
Common Stock(1)
------------------------------------------------------------------------------------------------------------------------------------
2000 Option Plan-   $2.00    3/2/00             150,000  A   3/1/01(3) 3/1/05    Common  150,000 N/a       300,000  D
Options to Purchase                                                              Stock
Common Stock(1)
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====================================================================================================================================

Explanation of Responses:

(1) This information supercedes the information filed in April 2000 in its entirety. The only change is a correction in the first line, to reflect that the issuer granted the reporting person 150,000, and not 125,000 options, that were not subject to the conditions referenced in note (3).

(2) Options vest 25% on 3/1/01, 25% on 9/1/01 and 50% on 3/1/02.

(3) These options will not vest until the dates specified in note (2) above, but no sooner than other performance criteria are met by the registrant. If such criteria are not met by 3/1/02, the options will not vest.

     /s/ Laval Bolduc                                           6/7/00
     -------------------------------                          -----------
     **Signature of Reporting Person                             Date

Laval Bolduc

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                                                          Page 2
                                                                 SEC 1474 (8-92)